EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-28653, 333-08661, and 333-45532) pertaining to the
THERMOGENESIS CORP. Amended 1994 Stock Option Plan, (Form S-8 No. 333-46911) pertaining to the THERMOGENESIS CORP. 1998 Employee Equity Incentive Plan, and (Form S-3 Nos. 333-23097, 333-1479, 33-63676, 333-44151, 333-72035, and
333-95143) of THERMOGENESIS CORP. and in the related Prospectuses of our report dated August 13, 1999, with respect to the financial statements and schedule of THERMOGENESIS CORP. included in the Annual Report (Form 10-K and Form 10-K/A-1) for the year ended June 30, 1999.




Sacramento, California
March 2, 2000